Exhibit 10.2

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 22, 1995 as amended and restated as of November 17, 2006 (this “Agreement”), is made between NATIONAL SEMICONDUCTOR CORPORATION a Delaware corporation (the “Company”) and BANK OF AMERICA, N.A. successor by merger to Bank of America National Trust and Savings Association (the “Bank”).

WHEREAS, the Company and the Bank entered into that certain Credit Agreement dated as of August 22, 1995, as amended by the Waiver and First Amendment to Credit Agreement dated on or about December 12, 1995, as amended by the Second Amendment to Credit Agreement dated as of July 3, 1996, as amended by the Third Amendment to Credit Agreement dated as of September 30, 1996, as amended by the Fourth Amendment to Credit Agreement dated as of December 19, 1997, as amended and restated by that certain Amended and Restated Credit Agreement dated as of August 25, 1998, and as amended by the First Amendment to (the Amended and Restated) Credit Agreement dated as of August 25, 2001 and as further amended and restated as of August 25, 2004 (collectively, the “Credit Agreement” as so amended, restated or modified as of the date hereof, the “Existing Agreement”).

WHEREAS, the Company and the Bank wish to extend the Termination Date of the Existing Agreement and to amend and restate the Existing Agreement;

NOW THEREFORE, the Company and the Bank agree to amend and restate the Existing Agreement as set forth in this Agreement, which completely amends, restates, and replaces the Existing Agreement, all upon the terms and provisions and subject to the conditions hereinafter set forth.  In consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

1.01         Certain Defined Terms.  Capitalized terms used in and not defined in this Agreement shall have the respective meanings ascribed in the Multicurrency Credit Agreement.  In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, (c) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors or similar governing body of such Person, or (d) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or its Subsidiary is the surviving entity.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under Control with the Person specified.

“Agreement” means this Third Amended and Restated Credit Agreement.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel, provided that “Attorney Costs” shall mean and include all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel if incurred by the Bank in connection with the enforcement or protection of its rights under this Agreement or any other Loan Document.

“Bank’s Payment Office” means the Bank’s office at 1850 Gateway Boulevard, Fourth Floor, Concord, California, or such other office of the Bank as the Bank may from time to time specify.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by law to close and, if the applicable Business Day relates to any Loan, means such a day on which dealings are carried on in the applicable offshore Yen interbank market.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than an employee benefit plan or related trust of the Company or of the Company and any Subsidiaries, of shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) individuals constituting the Company’s board of directors on the Closing Date (as defined therein) of the Multicurrency Credit Agreement, nor (ii) any subsequent director whose election by the board of directors or nomination for election by the Company’s stockholders was not approved by a vote of at least two-thirds of the directors then in office, which directors either were directors on the Closing Date (as defined therein) of the Multicurrency Credit Agreement or whose election or nomination for election was previously so approved.

“Closing Date” means the date on which all conditions precedent to the initial extension of credit under the Existing Agreement were satisfied or waived.

“Code” means the Internal Revenue Code of 1986.

“Commitment” has the meaning specified in Section 2.01.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Dollars”, “dollars” or “$” means lawful money of the United States of America.

“Eligible Assignee” shall have the meaning provided in Section 9.10(f).

The “Equivalent Amount” of any currency in relation to another currency shall be calculated at the spot rate for the purchase of the first currency with the second currency as quoted by the Bank at approximately 8:00 a.m. in San Francisco, California on the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Existing Agreement” has the meaning specified in the first Whereas clause of this Agreement.

“Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.01.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding deferred compensation obligations owed to current and former directors, officers and employees), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable, measured in accordance with GAAP, incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person (the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP), (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and similar instruments supporting Indebtedness, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all net obligations with respect to Hedging Agreements, and (1) all synthetic lease obligations (the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment)) and all obligations with respect to securitized assets, in each case whether contingent or otherwise. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement; in each case (a) and (b) under either U.S. federal, state or foreign law.

“Interest Payment Date” of a Loan means the last day of each calendar quarter.

“Loan” means an extension of credit by the Bank to the Company under Article II, made under the Existing Agreement and continued under this Agreement.

“Loan Documents” means this Agreement and all other documents delivered to the Bank in connection herewith.

“Long Term Fixed Rate” means 2.50% per annum.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on any of (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Company or the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its obligations under any Loan Document to which it is party; (c) the legality, validity, binding effect or enforceability of any Loan Document.

“Material Indebtedness” means any Indebtedness or Contractual Obligation (other than in respect of Hedging Agreements) when due (whether by schedule maturity, requirement prepayment, acceleration, demand or otherwise) the outstanding amount of which at the time of such default is not less than $25,000,000 or the Equivalent Amount in other currencies.

“Multicurrency Credit Agreement” means the Credit Agreement (Multicurrency) dated as of October 30, 2000 between the Company and the Bank. References herein to the Multicurrency Credit Agreement shall mean such credit agreement as in effect from time to time, including at any time after any amendment thereto made in accordance with the terms thereof and if such credit agreement or the commitment to extend credit thereunder shall have terminated or expired, shall mean such credit agreement as in effect immediately prior to such termination or expiration.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to the Bank or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Pension Plan” means a pension plan, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, which the Company or any ERISA Affiliate sponsors or maintains, or to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan, as described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years; but excluding in all cases any Multiemployer Plan.  “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Reference Rate” shall have the meaning provided in Section 2.06(c).

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Solvent” means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the United States Bankruptcy Code (11 U.S.C. §101 et seq.); (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subsidiary” means any subsidiary of the Company.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to any such Hedging Agreement, (a) for any date on or after the date any such Hedging Agreement has been closed out and the termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include the Bank).

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, deposits, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

“Termination Date” means November 17, 2010.

“Third Restatement Date” means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by the Bank.

“Unfriendly Acquisition” means any Acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired.

“Unfunded Pension Liability” means, the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Yen” means the lawful money of Japan.

1.02         Other Definitional Provisions.

(a)           Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  Terms (including uncapitalized terms) not otherwise defined herein or in the Multicurrency Credit Agreement and that are defined in the California Uniform Commercial Code shall have the meanings therein described.

(b)           Whenever any provision of the Multicurrency Credit Agreement is referred to or incorporated by reference into this Agreement (i) all related defined terms shall also be deemed incorporated herein by reference, and (ii) unless the context clearly otherwise requires, all references to the following terms shall have the following meaning:

(i)            “this Agreement,” “herein,” “hereof,” “hereunder,” and words of similar meaning shall be deemed to be references to this Agreement.

(ii)           “Credit Documents” or Credit Document” shall be deemed to be a reference to Loan Documents or Loan Document.

(iii)          “Credits,” “Credit,” “Loans,” or “Loan” shall be deemed to be a reference to Loans or Loan, as the context may require.

(iv)          “Notices,” “certificates” and other communications shall be deemed to be references to notices, certificates, and other communications under this Agreement and the Multicurrency Credit Agreement.

(v)           “Agent”, “Banks”, “Bank” and “Majority Banks” shall be deemed references to the Bank.

1.03         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof and hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, (e) references to any statute or regulation includes all applicable regulations and all amendments or replacements thereto, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including all securities, accounts and contract rights.  This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.  Unless otherwise expressly provided, any reference to any action of the Bank by way of consent, approval or waiver shall be deemed modified by the phrase “in its sole discretion.” This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Bank and the Company, and are the products of such parties.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Bank merely because of its involvement in their preparation.

1.04         Accounting Terms, GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Bank that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

ARTICLE II.

THE CREDIT

2.01         Amount and Terms of Commitment.  The Bank, on the terms and conditions set forth herein, made loans in Yen to the Company (each such loan, a “Loan”) from time to time during the period from the Closing Date to September 30, 1995 in an aggregate amount of Yen 2,408,750,000 (the “Commitment”). Amounts borrowed as Loans which are repaid or prepaid by the Company may not be reborrowed.

2.02         Loan Accounts.  The Loans made by the Bank were and shall be evidenced by one or more loan accounts or records maintained by the Bank in the ordinary course of business.  The loan accounts or records maintained by the Bank shall be rebuttable presumptive evidence of the amount of the Loans made by the Bank to the Company and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

2.03         Conversion to Fixed Rate Loan.  On and as of the Third Restatement Date, all Loans outstanding on such date shall commence accruing interest on the full principal amount thereof at the Long Term Fixed Rate, and shall thereafter accrue interest at such rate until repaid, subject to the other terms and provisions hereof.  Such Loans shall thereafter comprise a single Loan, subject to repayment in accordance with the terms and provisions hereof.

2.04         Optional Prepayments.  Subject to Section 3.04, the Company may, at any time or from time to time, upon not less than five Business Days’ irrevocable notice to the Bank, prepay the Loan in whole or in part, in Yen in a minimum amount which is the Equivalent Amount (determined as of the date the Bank receives the notice of prepayment) of $1,000,000 (or any whole multiple of $1,000,000 in excess thereof) in Yen.  Such notice of prepayment shall specify the date and amount of such prepayment.  The Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

2.05         Repayment.  The Company shall repay the principal amount of the Loan on the Termination Date.

2.06         Interest.

(a)           From and after the Third Restatement Date, the Loan shall bear interest on its outstanding principal amount at a rate per annum equal to the Long Term Fixed Rate.

(b)           Interest on the Loan shall be paid in arrears on each Interest Payment Date and on the Termination Date.  Interest shall also be paid on the date of any prepayment of Loans under Section 2.04 for the portion of the Loan so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand.

(c)           Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of each outstanding Loan at a rate per annum which is the greater of (i) the sum of two percentage points plus the interest rates applicable to such Loan or (ii) the sum of two percentage points plus the Reference Rate. “Reference Rate” means the rate of interest in effect for such day as publicly announced from time to time by the Bank’s branches in Japan as the Bank’s “reference rate” for Yen loans. (The “reference rate” is a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

(d)           Anything herein to the contrary notwithstanding, the obligations of the Company to the Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Bank, and in such event the Company shall pay the Bank interest at the highest rate permitted by applicable law.

2.07         Computation of Fees and Interest.

(a)           All computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)           Each determination of an interest rate by the Bank shall be conclusive and binding on the Company in the absence of manifest error.

2.08         Payments by the Company.

(a)           All payments to be made by the Company shall be made without set-off, recoupment, counterclaim, condition or deduction.  Except as otherwise expressly provided herein, all payments by the Company shall be made to the Bank at the Bank’s Payment Office and shall be made in Yen with respect to principal and interest and in Dollars in all other cases and in immediately available funds, no later than 10:00 a.m. (San Francisco, California time) on the dates specified herein.  Any payment received by the Bank later than 10:00 a.m. (San Francisco, California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)           Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)           Any and all payments by the Company to the Bank under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future Taxes.

(b)           In addition, the Company agrees to pay all Other Taxes.

(c)           The Company shall indemnify and hold the Bank harmless for the full amount of Taxes, Other Taxes and Further Taxes in the amount that the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within thirty (30) days from the date the Bank makes written demand therefor,

(d)           If the Company is required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to the Bank, then:

(i)            the sum payable shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the Bank receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii)           the Company shall make such deductions and withholdings;

(iii)          the Company shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law; and

(iv)          the Company shall also pay to the Bank at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

(e)           Within thirty (30) days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

3.02         Illegality.

(a)           If the Bank shall determine that (i) the introduction of any Requirement of Law or any change in or in the interpretation or administration thereof has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank to make or extend any Loan, or (ii) any order, judgment or decree of any Governmental Authority or arbitrator purports by its terms to enjoin or restrain the Bank from making or extending any Loan, then, on notice thereof by the Bank to the Company, the obligation of the Bank to make or extend such Loan shall be suspended until the Bank shall have notified the Company that the circumstances giving rise to such determination no longer exists.

(b)           If the Bank shall determine that that it is unlawful to maintain any Loan, the Company shall prepay in full all such Loans then outstanding, together with interest accrued thereon, either on the next Interest Payment Date if the Bank may lawfully continue to maintain such Loans to such day or immediately, if the Bank may not lawfully continue to maintain such Loans, together with any amounts required to be paid in connection therewith pursuant to Section 3.04.

3.03         Increased Costs and Reduction of Return.

(a)           If the Bank shall determine that, due to either (i) the introduction of or any change (including any change by way of imposition of or increase in reserve requirements included in the Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Loans, then the Company shall be liable for, and shall from time to time, upon demand therefor by the Bank, pay to the Bank, additional amounts as are sufficient to compensate it for such increased costs.

(b)           If the Bank shall have determined that the introduction of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Bank or any corporation controlling the Bank, with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank (taking into consideration the Bank’s or such corporation’s policies with respect to capital adequacy and the Bank’s desired return on capital) determines that the amount of such capital is increased as a consequence of the Bank’s obligation under this Agreement, then, upon demand of the Bank, the Company shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

3.04         Prepayment Fee.  The Company shall pay a prepayment fee in connection with any prepayment of all or any portion of the Loan, as follows.

(a)           The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

(i)            The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the Termination Date, using the interest rate applicable to the Prepaid Installment under this Agreement.

(ii)           The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Termination Date, using the Treasury Rate.

(iii)          If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the Treasury Rate.  The Bank will then add together all of the discounted monthly differences for the Prepaid Installment.

(b)           The following definitions will apply to the calculation of the prepayment fee:

(i)            “Prepaid Installment” means the amount of the prepaid principal.

(ii)           “Treasury Rate” means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Termination Date.  The Bank may adjust the Treasury Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount.  Each of the rates is the Bank’s estimate only and the Bank is under no obligation to actually reinvest any prepayment.  The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.

3.05         Certificates of Bank.  In connection with any claim for reimbursement or compensation pursuant to this Article III, the Bank will deliver to the Company a certificate setting forth in reasonable detail the amount owing to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

3.06         Survival.  The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01         Conditions of Effectiveness of Agreement.  The effectiveness of this third amended and restated Agreement is subject to the condition that the Bank shall have received all of the following, in form and substance satisfactory to the Bank:

(a)           Agreement.  This Agreement executed by each party hereto.

(b)           Resolutions; Incumbency.

(i)            Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Third Restatement Date by the Secretary or an Assistant Secretary of the Company; and

(ii)           A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder.

(c)           Certificate.  A certificate signed by a Responsible Officer, dated as of the Third Restatement Date, stating that:

(i)            The representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

(ii)           No Default or Event of Default exists or would result from the execution and performance by the Company of this Agreement; and

(iii)          Except as disclosed in the Company’s 10-K Form for fiscal 2006, there has occurred since May 28, 2006, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d)           Accrued Interest; Breakage.  Payment by the Company of (i) all accrued and outstanding interest on the Loans as of the Third Restatement Date, and (ii) any amount that would be payable under Section 3.04 of the Existing Agreement, assuming the conversion of the Loans pursuant to Section 2.03 hereof were a prepayment of such Loans on the Third Restatement Date.

(e)           Fees and Expenses.  Payment by the Company of the reasonable fees and expenses of the Bank’s external counsel, to the extent invoiced on or before the Third Restatement Date.

(f)            Other Documents.  Such other approvals, opinions, documents or materials as the Bank may request.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Bank as of the Third Restatement Date that:

5.01         The Multicurrency Credit Agreement.  All representations and warranties in Article V of the Multicurrency Credit Agreement are true and correct and no Default or Event of Default exists under this Agreement or the Multicurrency Agreement.  All references in such Article V to “this Agreement”, “Default” and “Event of Default” shall be deemed to include references to this Agreement, a Default, and an Event of Default under and as defined by this Agreement as well as references to Default and an Event of Default under and as defined by the Multicurrency Credit Agreement.

5.02         Use of Proceeds.  The Loans and the proceeds thereof were used by the Company solely for the purposes set forth in and in compliance with Section 6.02.

5.03         Regulated Entities.  Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

ARTICLE VI.

COVENANTS

So long as any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing:

6.01         The Multicurrency Credit Agreement.  The Company shall comply with all of its affirmative and negative covenants under Article VI of the Multicurrency Credit Agreement.  For purposes of this covenant, all references in said Article VI to “this Agreement”, “Default”, and “Event of Default” shall be deemed to include references to this Agreement, a Default, and an Event of Default under and as defined by this Agreement as well as references to a Default and an Event of Default under and as defined by the Multicurrency Credit Agreement.  The Company shall deliver to the Bank a copy of each notice, instrument, document, and other communication (whether in writing or in another form) required to be delivered by the Company to the Agent and/or any Bank under the Multicurrency Credit Agreement, such delivery to occur concurrently with each delivery thereof under the Multicurrency Credit Agreement.

6.02         Use of Proceeds.

(a)           The Company shall use the Loans and the proceeds thereof solely for working capital, ordinary course operational and trade finance purposes and in compliance with any restrictions set forth in any other applicable Loan Documents.  No part of the proceeds of any Loan will be used, (a) whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, T, U or X thereof, or (b) directly or through any Subsidiary, to finance any Unfriendly Acquisition.

ARTICLE VII.

[Reserved]

ARTICLE VIII.

EVENTS OF DEFAULT

8.01         Event of Default.  Any of the following events shall constitute an “Event of Default”:

(a)           Non-Payment.  The Company shall fail to pay as and when due any amount of principal payable hereunder or pursuant to any other Loan Document when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b)           Non-Payment of Interest, Fees and Other Amounts.  The Company shall fail to pay any interest on any of the Loans or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c)           Representation or Warranty.  Any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with any Loan Document or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

(d)           Breach of Certain Covenants, Conditions and Obligations.  The Company shall fail to observe or perform any covenant, condition or agreement contained in Section 6.01(b)(i), 6.01(b)(ii), subsections (a) or (j) of Section 6.03 or Section 6.04 of the Multicurrency Credit Agreement. or

(e)           Other Defaults.  The Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clauses (a), (b), (c), or (d) of this Section), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which the Company knew or should have known of such failure or (ii) the date upon which written notice thereof has been given to the Company by the Bank; or

(f)            Cross-Default.  The Company (i) fails to make any payment in respect of any Indebtedness or Contractual Obligation (other than in respect of Hedging Agreements) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) the outstanding amount of which at the time of such default is not less than $25,000,000 or the Equivalent Amount in other currencies (“Material Indebtedness”); or (ii) there occurs under any Hedging Agreement an Early Termination Date resulting from (1) any event of default under such Hedging Agreement as to which the Company or any of its Subsidiaries is the Defaulting Party or (2) any Termination Event as to which the Company or any of its Subsidiaries is an Affected Party, and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $25,000,000 (for purposes of this clause (f), the terms “Early Termination Date,” “Defaulting Party,” “Termination Event,” and “Affected Party” shall have the meanings assigned to them in the relevant Hedging Agreement, it being understood that such definitions contemplate Hedging Agreements documented on International Swaps and Derivatives Association (“ISDA”) standard forms; if such Hedging Agreement is not documented on an ISDA standard form, such terms shall be given similar or analogous meanings as used in such non-ISDA standard agreements); or

(g)           Other Cross-Defaults.  The Company or any Subsidiary shall default in any obligation or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness if the effect of such default or condition is to cause, or to permit the holders or beneficiaries of such Material Indebtedness to cause, with the giving of notice if required, such Material Indebtedness to be declared to be due and payable prior to its stated maturity; or

(h)           Involuntary Proceedings.  Any involuntary Insolvency Proceeding is commenced or filed against the Company or any of its Subsidiaries or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any of its Subsidiaries’ assets and any such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; or

(i)            Bankruptcy or Insolvency.  The Company or any of its Subsidiaries (i) voluntarily ceases to conduct its business in the ordinary course substantially as it is conducted on the date hereof, (ii) commences any Insolvency Proceeding or files any petition or answer in any Insolvency Proceeding; (iii) acquiesces in the appointment of a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business or effects a plan or other arrangement with its creditors; (iv) admits the material allegations of a petition filed against it in any Insolvency Proceeding; or (v) takes any action to effectuate any of the foregoing; or

(j)            Solvency.  The Company or any Subsidiary ceases to be Solvent or shall become unable, admit in writing its inability or fail generally, to pay its debts as they become due subject to applicable grace periods, if any, whether at stated maturity or otherwise; or

(k)           Monetary Judgments.  One or more judgments, orders or decrees shall be entered against the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries shall enter into any settlement agreement or arrangement in lieu of any of the foregoing, involving (A) in the aggregate (as to the Company and its Subsidiaries together) an aggregate liability (not fully paid by insurance or fully covered by insurance pursuant to a policy as to which the insurer is not an Affiliate of the Company and has not contested coverage) of $5,000,000 or more and the same shall remain unvacated, unstayed and unsatisfied for a period of thirty (30) days after the entry thereof; or (B) in the aggregate (as to the Company and its Subsidiaries together) an aggregate liability (not fully paid by or fully covered by insurance as to which the insurer is not an Affiliate of the Company and has not contested coverage) of $60,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of ten (10) days after the entry thereof; or

(l)            Non-Monetary Judgments.  Any nonmonetary judgment, order or decree shall be rendered against the Company or any of its Subsidiaries which does or could be expected to cause a Material Adverse Effect, and either (A) enforcement proceedings shall have been commenced by any Person upon such judgment or order or (B) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)          ERISA.  (i) An ERISA Event occurs that, in the opinion of the Bank, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds five percent (5%) of the Company’s consolidated net worth; or (iii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of five percent (5%) of the Company’s consolidated net worth; or

(n)           Change in Control.  A Change in Control shall occur; or

(o)           Adverse Change.  A Material Adverse Effect shall occur; or

(p)           Licenses and Permits.  Any Governmental Agency shall revoke or fail to renew or extend any license or permit that is reasonably material to the conduct of the business of the Company or any of its Subsidiaries if, in the opinion of the Bank, the consequence thereof, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(q)           Multicurrency Credit Agreement.  There occurs an event which is (or, after termination thereof, would have been) an Event of Default under the Multicurrency Credit Agreement, which event is not an Event of Default under any of the foregoing subsections; or

(r)            Loan Documents.  Any of the Loan Documents shall for any reason be revoked or invalidated, or otherwise not be in full force and effect, or the Company or any of its Subsidiaries shall contest or deny in any manner its liabilities thereunder or the validity or enforceability thereof.

8.02         Remedies.  If any Event of Default occurs, the Bank may:

(a)           Declare its commitment to make or continue Loans to be terminated, whereupon such commitment shall be terminated;

(b)           Declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c)           Exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (h) or (i) of Section 8.01 (in the case of subsection (h) upon the expiration of the 60-day period mentioned therein), the obligation of the Bank to make and/or continue Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.

8.03         Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX.

MISCELLANEOUS

9.01         Obligations of the Bank.  The Bank shall not be obligated to issue any further credits, or in any other manner to extend any other financial accommodation to the Company or any of its Subsidiaries, other than as set forth in a writing signed by the Bank.

9.02         [Reserved.]

9.03         Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Bank (and the Company in cases other than waivers), and any such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.04         Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party designated herein; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party.  All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party designated herein, or to such other telephone number as shall be designated by such party in a notice to the other party.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Bank pursuant to Article II shall not be effective until actually received by the Bank.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Company and the Bank.  The Bank may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)           Limited Use of Electronic Mail.  Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)           Reliance by Bank.  The Bank shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company shall indemnify the Bank, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company.  All telephonic notices to and other communications with the Bank may be recorded by the Bank, and the Company hereby consents to such recording.

If to the Company:	National Semiconductor Corporation 2900 Semiconductor Dr. MS G2-330 (Treasury) Santa Clara, CA 95051 Attn: Treasurer Facsimile: (408) 736-1857 Email: lieh.oung@nsc.com

With a copy to:	National Semiconductor Corporation 2900 Semiconductor Dr. MS G3-135 Santa Clara, CA 95051 Attn: General Counsel Facsimile: (408) 733-0293 Email: john.clark@nsc.com

If to the Bank:	Bank of America, N.A. 600 Montgomery Street, 13th Floor San Francisco, CA 94111 Attention: Lee Merkle-Raymond, Managing Director Facsimile: (415) 627-2323 Email: lee.merkle-raymond@bofasecurities.com

9.05         No Waiver; Cumulative Remedies.

(a)           No failure or delay by the Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Bank hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Bank may have had notice or knowledge of such Default at the time:

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Bank.

9.06         Attorney Costs, Expenses and Taxes.  The Company agrees

(a)           to pay or reimburse the Bank for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and

(b)           to pay or reimburse the Bank for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any Insolvency Proceeding), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Bank and the cost of independent public accountants and other outside experts retained by the Bank.  All amounts due under this Section 9.06 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitment and repayment, satisfaction or discharge of all other Obligations.

9.07         Indemnification by the Company.  Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless the Bank, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment, any Loan or the use or proposed use of the proceeds therefrom, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Each Indemnitee will use reasonable efforts to provide the Company with reasonable notice with respect to any claims of Indemnified Liabilities provided that any failure or delay in giving any such information or notice shall not give rise to any defense, right of setoff or counterclaim with respect to any indemnification by the Company hereunder.  No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 9.07 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.

9.08         Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.09         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank and the Bank may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           The Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment, the Loans at the time owing to it) pursuant to documentation acceptable to the Bank and the assignee.  From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Bank, have the rights and obligations of the Bank under this Agreement, and the Bank shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Bank’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 9.06 and 9.07 with respect to facts and circumstances occurring prior to the effective date of such assignment, and shall continue to have all of the rights provided hereunder to the Bank).  Upon request, the Company (at its expense) shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

(c)           The Bank may at any time, without the consent of, or notice to, the Company, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) the Bank’s obligations under this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible to the Company for the performance of such obligations and (iii) the Company shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which the Bank sells such a participation shall provide that the Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that the Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money (other than a mandatory prepayment) is scheduled to be made to such Participant, or (ii) reduce the principal, interest, fees or other amounts payable to such Participant.  Subject to subsection (d) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 to the same extent as if it were the Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.11 as though it were the Bank.

(d)           A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to provide to the Bank such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

(e)           The Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

(f)            As used herein, the following terms have the following meanings:

“Eligible Assignee” means  (a) an Affiliate of the Bank; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by the Company (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) the Bank or (b) an Affiliate of the Bank.

9.10         Confidentiality.  The Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Company and provided to it by any of the Company or any of its Subsidiaries under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with any of the Company or any of its Subsidiaries; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a nonconfidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to the Bank’s independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any of its Subsidiaries is party to or is deemed party with the Bank or such Affiliate; and (I) to its Affiliates. If reasonable to do so under the circumstances, prior to disclosing pursuant to clause (ii)(B) or clause (ii)(D) any information identified by the Company as “confidential” or “secret,” the Bank subject to such process, proceeding or litigation shall provide the Company with notice thereof (so long as such notice does not otherwise violate any applicable Requirement of Law).

9.11         Set-off.  Upon the occurrence and during the continuance of any Event of Default, the Bank shall have the right, without prior notice to the Company, (any such notice being expressly waived by the Company to the fullest extent permitted by applicable law) to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company against any and all obligations of the Company now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not the Bank shall have made demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The Bank agrees promptly to notify the Company after any such set-off and application made by the Bank, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to the other rights and remedies (including other rights of set-off and security interests) which the Bank may have.

9.12         Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Bank, regardless of any investigation made by the Bank or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.13         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.14         Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.15         Judgment Currency.

(a)           If any claim arising under or related to this Agreement or the other Loan Documents or the Obligations or any part thereof is reduced to judgment denominated in a Judgment Currency other than the Obligation Currency, the judgment shall be for the greater of (i) the Equivalent Amount of the Judgment Currency of the amount of the claim denominated in the Obligation Currency included in the judgment, determined as of the date or dates the Indebtedness related to such claim was loaned to or incurred by the Company, or (ii) such Equivalent Amount determined as of the date of judgment.  The Equivalent Amount of any Obligation Currency amount in any Judgment Currency shall be calculated at the spot rate for the purchase of the Obligation Currency with the Judgment Currency quoted by Bank in San Francisco, California, at approximately 8:00 a.m.  on the date for determination specified above.  For purposes of this Section:

(i)            “Judgment Currency” means the currency in which any judgment on any claim arising under or related to this Agreement is denominated.

(ii)           “Obligation Currency” means the currency in which the claim is denominated.

(b)           The Company shall indemnify the Bank against and hold Bank harmless from all loss and damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment (or, in the case of partial payments, the date of each partial payment) thereof by the Company.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, and shall continue in full force and effect notwithstanding any judgment or order of a liquidated sum in respect of an amount due hereunder or under any judgment or order.

(c)           For purposes of this Section 9.15, references to a “judgment” shall be deemed to include any order or determination of an arbitration panel or arbitrator.

9.16         Governing Law; Arbitration; Waiver of Jury Trial, Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

(b)           This Section concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to:  (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”).  For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(c)           At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this Agreement provides that it is governed by the law of a specified state.  The arbitration will take place on an individual basis without resort to any form of class action.

(d)           Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph.  In the event of any inconsistency, the terms of this Section shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, any party to this Agreement may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.

(e)           The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in clause (a) of this Section.  All Claims shall be determined by one arbitrator; however, if Claims exceed $5,000,000, upon the request of any party hereto, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(f)            The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred.  For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(g)           This paragraph does not limit the right of any party to:  (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(h)           The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property.  In this case, all of the parties to this Agreement must consent to submission of the Claim to arbitration.  If all parties do not consent to arbitration, the Claim will be resolved as follows:  The parties will designate a referee (or a panel of referees) selected under the auspices of AAA in the same manner as arbitrators are selected in AAA administered proceedings.  The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections.  The referee (or presiding referee of the panel) will be an active attorney or a retired judge.  The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(i)            The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(j)            BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

9.17         USA Patriot Act Notice.  The Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Bank to identify the Company in accordance with the Act.

9.18         Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between the Company and the Bank and supersedes all prior or contemporaneous agreements and understandings of such persons, verbal or written, relating to the subject matter hereof and thereof.

9.19         Inconsistency.  In the event that any term or provision of this Agreement may conflict with any term or provision of any other Loan Document, unless otherwise expressly provided in such other Loan Document, the term or provision of this Agreement shall prevail.

9.20         No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Bank and the Indemnified Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

9.21         Effect of Amendment and Restatement.  This Agreement is intended to completely amend, restate, and replace the Existing Agreement, without novation.  The Company hereby acknowledges, certifies, and agrees that its obligation to repay the Loans made by the Bank is not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim or determination and these Loans shall continue and constitute Loans made to the Company under and subject to the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year first above written.

NATIONAL SEMICONDUCTOR CORPORATION

By:	/s/ Robert E. Debarr
Name:	Robert E. Debarr
Title:	Treasurer

By:	/s/ Lieh K. Oung
Name:	Lieh K. Oung
Title:	Assistant Treasurer

BANK OF AMERICA, N.A.

By:	/s/ Lee A. Merkle-Raymond
Name:	Lee A. Merkle-Raymond
Title:	Managing Director

[SIGNATURE PAGE FOR THIRD AMENDED AND RESTATED CREDIT AGREEMENT]